Exhibit 10.1

PLACEMENT AGENCY AGREEMENT

This Placement Agency Agreement (this “Agreement”) is made and entered into as of October 21, 2005 (the “Effective Date”), by and between Ignis Petroleum Group, Inc., a Nevada corporation (the “Company”), and Stonegate Securities, Inc., a Texas corporation (“Stonegate”).

WHEREAS, the Company desires to retain Stonegate as its exclusive placement agent, and Stonegate is willing to act in such capacity, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Stonegate (each a “Party” and collectively, the “Parties”) hereby agree as follows:

1.	RETENTION OF STONEGATE; SCOPE OF SERVICES.

(a)
Subject to the terms and conditions set forth herein, the Company hereby retains Stonegate to act as the exclusive placement agent to the Company during the Contract Period (as defined in Section 2 below), and Stonegate hereby agrees to be so retained.

(b)
Subject to the terms and conditions of this Agreement, as the exclusive placement agent to the Company, Stonegate will have the exclusive right during the Contract Period to identify for the Company prospective purchasers (collectively, the “Purchasers” and each individually, a “Purchaser”) in one or more placement (each, a “Placement” and collectively, the “Placements”) of debt and/or equity securities to be issued by the Company, the type and dollar amount being as mutually agreed to by the Parties (the “Securities”).

(c)
Terms of the Placements shall be as set forth in subscription documents, including any stock purchase or subscription agreement, escrow agreement, registration rights agreement, warrant agreement and/or other documents to be executed and delivered in connection with each Placement (collectively, the “Subscription Documents”). The Placements are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D (“Regulation D”) of the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated under the Securities Act.

(d)
Stonegate will act on a best efforts basis and will have no obligation to purchase any of the Securities offered in any Placement. During the Contract Period, subject to the terms and conditions of this Agreement, Stonegate shall have the exclusive right to arrange for all sales of Securities in the Placements, including without limitation the exclusive right to identify potential buyers for the Securities. All sales of Securities in the Placements shall be subject to the approval of the Company, which approval may be withheld in the Company’s sole discretion.

2.	CONTRACT PERIOD AND TERMINATION.

(a)
Subject to the terms and conditions of this Agreement, Stonegate shall act as the Company’s exclusive placement agent under this Agreement for a period commencing on the Effective Date and continuing thereafter until the earlier to occur of (i) termination by either party upon ten (10) days prior written notice to the other party, or (ii) six (6) months from the date hereof unless extended by the parties in writing (the “Contact Period”).

(b)	Upon termination, neither party will have any further obligation under this Agreement, except as provided in Sections 5, 6, 7, 8, 9 and 10 hereof.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The representations and warranties of the Company made to the Purchasers as set forth in the Subscription Documents are hereby incorporated by reference as of the date of consummation of the sale of the Securities (the “Closing”) and all such representations and warranties are hereby deemed made by the Company directly to Stonegate as though set forth in full herein. The Company represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement is enforceable against the Company in accordance with its terms, subject to applicable laws governing bankruptcy, insolvency and creditors’ rights generally. The Agreement does not conflict with, violate, breach, cause a default, right of termination, or acceleration (whether through the passage of time or otherwise) under any contract, agreement, or understanding, or any law, rule, or regulation binding upon or applicable to the Company or any subsidiary of the Company.

4.	COVENANTS OF THE COMPANY.

The Company covenants and agrees as follows:

(a)
Neither the Company nor any affiliate of the Company (as defined in Rule 501(b) of Regulation D) will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) of the Company which will be integrated with the sale of the Securities in a manner which would cause the offering of the Securities to not be exempt from registration under the Securities Act.

(b)
Any and all filings and documents required to be filed in connection with or as a result of the Placements pursuant to federal and state securities laws are the responsibility of the Company and will be filed by the Company.

(c)
Any press release to be issued by the Company announcing or referring to any Placement shall be subject to the prior review of Stonegate, and each such press release shall, subject to applicable law and regulations, at the request of Stonegate, identify Stonegate as the placement agent. Stonegate shall be permitted to publish a tombstone or similar advertisement upon completion of each Placement identifying itself as the Company’s placement agent with respect thereto. This Agreement may be filed publicly by the Company without the prior written consent of Stonegate, if based on advice of counsel, such filing is required by applicable law or regulation.

5.	FURNISHING OF COMPANY INFORMATION; CONFIDENTIALITY.

(a)
In connection with Stonegate’s activities hereunder on the Company’s behalf, the Company shall furnish Stonegate with all reasonable information concerning the Company and its operations that Stonegate deems necessary or appropriate (the “Company Information”) and shall provide Stonegate with reasonable access to the Company’s books, records, officers, directors, employees, accountants and counsel. The Company acknowledges and agrees that, in rendering its services hereunder, Stonegate will be using and relying upon the Company Information without independent verification thereof or independent appraisal of any of the Company’s assets and may, in its sole discretion, use additional information contained in public reports or other information furnished by the Company or third parties.

(b)
Stonegate agrees that the Company Information will be used solely for the purpose of performing its services hereunder. Subject to the limitations set forth in subsection (c) below, Stonegate will keep the Company Information provided hereunder confidential and will not disclose such Company Information or any portion thereof, except (i) to a third party contacted by Stonegate on behalf of, and with the prior approval of, the Company pursuant hereto who has agreed to be bound by a confidentiality agreement satisfactory in form and substance to the Company, or (ii) to any other person for which the Company’s consent to disclose such Company Information has been obtained.

(c)
Stonegate’s confidentiality obligations under this Agreement shall not apply to any portion of the Company Information which (i) at the time of disclosure to Stonegate or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Stonegate in violation of this Agreement); (ii) was available to Stonegate on a non-confidential basis from a source other than the Company, provided that such source is not and was not bound by a confidentiality agreement with the Company; (iii) has been independently acquired or developed by Stonegate without violating any of its obligations under this Agreement; or (iv) the disclosure of which is legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil or administrative investigative demand or other similar process). In the event that Stonegate becomes legally compelled to disclose any of the Company Information, Stonegate shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.

(d)	The obligations of the Parties under this Section 5 shall survive the termination of this Agreement for 36 months.

6.	FEES AND EXPENSES.

(a)
As compensation for services rendered by Stonegate in connection with the Placements, the Company agrees to pay Stonegate a fee (the “Agency Fee”) as follows: (i) with respect to the sale of any Securities sold in a Placement pursuant to an equity line of credit, a fee of seven percent (7%) of the gross proceeds of that portion of total gross proceeds for amounts received up to and including Five Million Dollars ($5,000,000) plus six percent (6%) of that portion of total gross proceeds received in excess of Five Million Dollars ($5,000,000); and (ii) with respect to the sale of any Securities sold in a Placement other than pursuant to an equity line of credit (a) eight percent (8%) of that portion of total gross proceeds from the sale of Securities in the Placements for amounts up to and including Five Million Dollars ($5,000,000); plus (b) seven percent (7%) of that portion of total gross proceeds from the sale of Securities for between Five Million Dollars ($5,000,000) and up to and including Ten Million Dollars ($10,000,000) of Securities sold in the Placements; plus (c) six percent (6%) of that portion of total gross proceeds from the sale of Securities for any Securities sold in the Placements in excess of Ten Million Dollars ($10,000,000). In addition, the Company agrees to pay Stonegate an Agency Fee of five percent (5%) of the gross proceeds received by the Company from the exercise of any warrants issued to investors as part of any Placement. Other than as provided for in the immediately proceeding sentence, “gross proceeds” referenced in this Section 6(a) shall not include proceeds received by the Company from the exercise of a warrant issued in any Placement. The Agency Fee shall be paid immediately upon the closing of each sale of Securities by the Company, and upon the exercise of any warrants by an investor. Notwithstanding anything in this Agreement to the contrary, Stonegate shall not be entitled to any Agency Fee upon the exercise of any warrant issued to Stonegate pursuant to Section 6(d) of this Agreement, or for any sales of Securities to the Excluded Contacts (as defined in Section 8 hereof).

(b)
As compensation to Stonegate for its initial due diligence efforts, the Company shall deliver to Stonegate (or Stonegate’s designee) 50,000 shares of fully paid non-assessable shares of common stock of the Company (the “Shares”). Of the Shares, 25,000 of such Shares shall be issued by the Company effective upon execution of this Agreement. The remaining 25,000 shares shall be issued by the Company the earlier of (i) in 30 days, at the sole discretion of the Company, or (ii) upon the closing of a Placement. Stonegate acknowledges and agrees that the Shares will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, that is an “accredited investor” as such term is defined under Regulation D, and that at the time it receives the Shares it will take them without a view toward distribution. The Shares will be subject to the registration rights provisions set forth on Appendix I hereto. The Company will issue the Shares to such affiliates of Stonegate and in such denominations as will be designated by Stonegate, so long as such designee represent that it is an “accredited investor” and that at the time its take such shares it will do so without a view toward distribution.

(c)
The Company shall also promptly reimburse Stonegate for all reasonable documented out-of-pocket expenses incurred by Stonegate and its directors, officers and employees in connection with the performance of Stonegate’s services under this Agreement. For these purposes, “out-of-pocket expenses” shall include, but not be limited to, attorney’s fees and costs, long distance telephone, facsimile, courier, mail, supplies, travel and similar expenses, provided that in no event shall the Company be required to reimburse expenses in excess of $25,000 without the prior written consent of the Company.

(d)
Upon closing of the Placement, the Company agrees to issue to Stonegate a Securities Purchase Warrant (the “Representative’s Warrant”) entitling the holder(s) thereof to purchase an amount of shares of common stock of the Company equal to ten percent (10%) of the total number of shares of common stock sold in the Placement (excluding options or warrants that are part of the Placement) at an exercise price per share equal to the price at which the Securities are sold to Purchasers. With respect to a Placement (or any portion of a Placement) which involves (i) the issuance by the Company of convertible preferred stock or convertible debt, the Representative Warrant shall entitle the holder to purchase an amount of shares of common stock equal to ten percent (10%) of the amount of shares of common stock that the convertible preferred stock or convertible debt is convertible assuming conversion of the entire amount thereof, or (ii) the issuance of any instrument of indebtedness, loan, or any Securities not convertible into common stock, the Representative Warrant shall entitled the holder to purchase an amount of shares of common stock equal to ten percent (10%) of the aggregate face amount of such debt, loan or other Security divided by the market price of the common stock of the Company on the date following the public announcement of the Closing of the Placement. The Representative’s Warrant shall be for a period of five (5) years and shall otherwise be substantially in the form of Exhibit A attached hereto.

(e)	The obligations of the Parties under this Section 6 shall survive the termination of this Agreement for any reason.

7.	INDEMNIFICATION.

(a)
The Company agrees to indemnify and hold Stonegate harmless from and against any and all losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) related to or arising out of Stonegate’s engagement hereunder or its role in connection herewith, and will reimburse Stonegate for all reasonable expenses (including reasonable costs, expenses, awards and counsel fees and/or judgments) as they are incurred by Stonegate in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Stonegate is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of Stonegate (a “Non-Indemnified Claim”). In this regard, Stonegate shall reimburse the Company for any payments made herein for a Non-Indemnified Claim. The Company also agrees that Stonegate shall not have any liability to the Company for or in connection with such engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result from the bad faith, gross negligence or willful misconduct of Stonegate and/or any of its affiliates, agents or representatives. In the event that the foregoing indemnity is unavailable (except by reason of the bad faith, willful misconduct or gross negligence of Stonegate and/or any of its affiliates, agents or representatives), then the Company shall contribute to amounts paid or payable by Stonegate in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Stonegate in connection with the matters as to which such losses, claims, damages or liabilities relate, and other equitable considerations. The foregoing shall be in addition to any rights that Stonegate may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of Stonegate.

(b)
Stonegate agrees to indemnify and hold the Company harmless from and against any and all losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) which are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of Stonegate and/or any of its affiliates, agents or representatives, and will reimburse the Company for all reasonable expenses (including reasonable costs, expenses, awards and counsel fees and/or judgments) as they are incurred by the Company in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the Company is a party. In the event that the foregoing indemnity is unavailable, then Stonegate shall contribute to amounts paid or payable by the Company in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Stonegate in connection with the matters as to which such losses, claims, damages or liabilities relate, and other equitable considerations. The foregoing shall be in addition to any rights that the Company may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of the Company.

(c)	The obligations of the Parties under this Section 7 shall survive the termination of this Agreement.

8.	NON-CIRCUMVENTION.

The Company hereby agrees that, for a period of one year from the end of the Contract Period or other termination of this Agreement, the Company will not enter into any agreement, transaction or arrangement with any of the institutions (including their agents, principals and affiliates and the accounts and funds which they manage or advise) which Stonegate has introduced to the Company pursuant to a face to face meeting, telephone conference or video conference, as prospective purchasers of the Securities in the Placements (collectively, the “Stonegate Contacts”), regardless of whether a transaction is consummated with such prospective purchasers, unless the Company notifies Stonegate in writing of the agreement, transaction or arrangement, and pays Stonegate a fee equal to the Agency Fee for securities of the Company sold to Stonegate Contacts. Upon the termination or expiration of this Agreement, Stonegate and the Company shall in good faith prepare a list of each Stonegate Contact to which this Section 8 is applicable. The entities listed on the attached Schedule A shall not be considered Stonegate Contacts (the “Excluded Contacts”).

9.	GOVERNING LAW.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS THEREOF.

10.	ARBITRATION.

Stonegate and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. Any dispute which the parties cannot resolve may then be submitted by either party to binding arbitration in Dallas, Texas under the rules of the American Arbitration Association for resolution. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

11.	NO WAIVER.

The failure or neglect of any party hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or waiver by any party of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

12.	SUCCESSORS AND ASSIGNS.

The benefits of this Agreement shall inure to the benefit of the Parties, their respective successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement by the Parties shall be binding upon their respective successors and assigns. This Agreement may not be assigned by either Party without the express written consent of the other Party.

13.	NOTICES.

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, recognized overnight delivery service, or facsimile as follows:

If to the Company:

Ignis Petroleum Group, Inc.
100 Crescent Court, 7th Floor
Dallas, Texas 75201
Facsimile: (214) 459-3101
Attention: Michael P. Piazza, Chief Executive Officer

If to Stonegate:

Stonegate Securities, Inc.
5940 Sherry Lane, Suite 410
Dallas, Texas 75225
Facsimile: (214) 987-1981
Attention: Scott Griffith, President

Either Party may change its address or facsimile number set forth above by giving the other Party notice of such change in accordance with the provisions of this Section 13. A notice shall be deemed given (a) if by personal delivery, on the date of such delivery, (b) if by certified mail, on the date shown on the applicable return receipt, (c) if by overnight delivery service, on the day after the date delivered to the service, or (d) if by facsimile, on the date of transmission.

14.	NATURE OF RELATIONSHIP.

The Parties intend that Stonegate’s relationship to the Company and the relationship of each director, officer, employee or agent of Stonegate to the Company shall be that of an independent contractor and not as an employee of the Company or an affiliate thereof. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Stonegate and the Company or their respective successors or assigns. Neither Stonegate nor any director, officer, employee or agent of Stonegate shall be considered to be an employee of the Company by virtue of the services provided hereunder.

15.	MISCELLANEOUS

Stonegate’s obligations under this Agreement are subject to the following general conditions:

(a)	All relevant terms, conditions, and circumstances relating to the Placements will be reasonably satisfactory to Stonegate and its counsel.

(b)
Stonegate reserves the right to solicit the assistance of licensed outside dealers (“Dealers”) to assist in the offer and sale of the Placements with the prior written consent of the Company; provided, however, that any such Dealers agree in writing to be bound by the terms of the applicable Placement. It is understood that Stonegate, in its sole discretion, shall be entitled to pay over to any such Dealers any portion of the compensation received by Stonegate hereunder. The Company shall have no financial liability for any fees or expenses of any such Dealers.

16.	CAPTIONS.

The Section titles herein are for reference purposes only and do not control or affect the meaning or interpretation of any term or provision hereof.

17.	AMENDMENTS.

No alteration, amendment, change or addition hereto shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each Party.

18.	PARTIAL INVALIDITY.

If it is finally determined that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes as close as possible to expressing the intention of the invalid or unenforceable term or provision.

19.	ENTIRE AGREEMENT.

This Agreement embodies the entire agreement and understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

20.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Placement Agency Agreement has been executed as of the date first written above by duly authorized representatives of the Company and Stonegate.

IGNIS PETROLEUM GROUP, INC.

By: /s/ MICHAEL PIAZZA
Title: President and Chief Executive Officer

STONEGATE SECURITIES, INC.

By:/s/ SCOTT GRIFFITH
Title: President